THE UBS ALTERNATIVE INVESTMENT GROUP FUNDS
CODE OF ETHICS

I.	Background and Introduction

This Code of Ethics (the "Code") has been separately adopted by each of the funds (each, a "Fund"(1)) and investment advisers (each, an "Adviser") associated with UBS Alternative Investments ("AI") and also by UBS Financial Services Inc., as principal underwriter for the Funds ("UBS Financial Services"). Certain employees of the principal underwriter are also employees of the Adviser ("dual employees"). To the extent that these dual employees are also Access Persons of the Adviser, this Code will govern their activities.

It is fundamental that the persons governed by this Code understand and accept the fiduciary responsibility that is owed to the Funds and, as applicable, to other clients of the Advisers ("Clients" and, individually, a "Client").(2) In furtherance of this fiduciary duty, persons subject to this Code will at all times:

•	Adhere to the highest standards of ethical conduct;

•	Place the interests of the Funds and other Clients first;

•	Conduct the business of the Funds and the Advisers and effect all personal securities transactions consistent with this Code in such a manner so as to avoid any actual or potential conflict of interest with the Funds and other Clients, and also avoid any abuse of an individual's position of trust and responsibility;

•	Refrain from taking inappropriate advantage of his or her position with a Fund or an Adviser; and

•	Act at all times in accordance with "Federal Securities Laws" and other applicable laws and regulations

The Federal Securities Laws include the following two rules, among others:

Rule 17j-1. Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), provides that it is unlawful for any Access Person, in connection with the purchase or sale of any Reportable Security held or to be acquired by a Fund to:

•	Employ any device, scheme or artifice to defraud the Fund;

•	Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	Engage in any manipulative practice with respect to the Fund.

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1 2	None of the Funds is a "money market fund" within the meaning of Rule 2a-7 under the Investment Company Act of 1940. An investor in a Fund is not a "Client" of the Adviser.

Rule 17j-1 also provides that Funds and their Advisers and principal underwriters must adopt codes of ethics containing provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1. This Code is designed to comply with the requirements of Rule 17j-1.

Rule 204A-1.  Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), requires that each Adviser establish, maintain and enforce a code of ethics that includes:

•	Standards of business conduct that are required of Access Persons of each Adviser, which standard must reflect the Adviser's fiduciary obligations and those of its Access Persons;

•	Provisions requiring Access Persons of each Adviser to comply with applicable Federal Securities Laws;

•	Provisions that require all Access Persons of each Adviser to report, and each Adviser to review, personal securities transactions and holdings periodically;

•	Provisions requiring Access Persons of each Adviser to report any violations of this Code promptly to the Chief Compliance Officer of the Funds; and

•	Provisions requiring each Adviser to provide its Access Persons with a copy of this Code and to obtain a written acknowledgment from its Access Persons that they have read, understood and agree to abide by this Code and any amendments thereto.

This Code is designed to comply with the requirements of Rule 204A-1.

II.	Definitions

1.	"Access Persons" means:

a)	Each director (including Independent Fund Directors), officer and employee of a Fund;

b)	Each director, officer and employee of an Adviser, and any other person who provides investment advice on behalf of an Adviser and is subject to the supervision and control of such Adviser;

c)	Each director, officer, general partner and employee of any company in a control relationship to the Fund or the Adviser who, in the ordinary course of business, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by a Fund or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; and

d)	Any natural person in a control relationship to a Fund or an Adviser who obtains information concerning recommendations made to such Fund with regard to the purchase or sale of Reportable Securities by such Fund;

e)	Any person temporarily assigned to the Adviser, i.e., temporary employees, consultants, who may obtain information regarding the purchase or sale of Reportable Securities by a Fund.

In the event that a person falls within more than one category of Access Person, the more restrictive rules applicable to such categories shall be followed by that person.

2.	"Auction Rate Securities" means bonds and preferred stock whose interest rates are reset periodically, usually every 7, 28, 35 or 49 days, by a Dutch auction process where buyers and sellers competitively bid to determine the rates on each auction date.

3.	"Beneficial Ownership" means the opportunity to share, directly or indirectly, in any receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements.

4.	"Chief Compliance Officer" means the person designated as such pursuant to Rule 206(4)-7 of the Advisers Act and Rule 38a-1 of the 1940 Act.

5.	"De Minimis Transaction" means a transaction or series of transactions (in a related security) in a given day involving no more than 500 shares of an equity Security issued by an issuer with a market capitalization (outstanding shares multiplied by current share price) of $1 billion or more, or (ii) no more than $25,000 investment in any issue of any corporate or international fixed-income issuer, or (iii) no more than $100,000 face value of any municipal security (other than ARS and not including new issues).

6.	"Exempt Transaction" means any of the following:

a)	Shares purchased or sold pursuant to an automatic investment plan (a program where regular purchases (or withdrawals) are made automatically in (or from) an investment account in accordance with a predetermined schedule and allocation) such as a dividend reinvestment plan;

b)	A purchase of a security effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

c)	A sale of a security that is effected pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities;

d)	Shares held in accounts over which an Access Person has no direct or indirect influence or control.

7.	"Federal Securities Laws" means: the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002; the 1940 Act; the Advisers Act; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the Securities and Exchange Commission ("SEC") under any of the foregoing statutes; the Bank Secrecy Act, as it applies to investment companies (public or private) and investment advisers; and any rules adopted thereunder by the SEC or the Department of the Treasury.

8.	"Fund" means an investment company registered under the 1940 Act.

9.	"Fund Director Account" means any securities or commodities account in which an Independent Fund Director or an Unaffiliated Interested Fund Director, and any Immediate Family member thereof, has Beneficial Ownership.

10.	"Gift or Gratuity" means any item of value received by or given to an Access Person.

11.	"Immediate Family" of an Access Person means: the Access Person's spouse, children (by marriage or adoption), or any other relative residing in the same household to whom the Access Person provides material support.

12.	"Independent Fund Director" means a director of a Registered Fund who is not an "interested person" of the such Fund within the meaning of the Section 2(a)(19) of the 1940 Act.

13.	"Initial Public Offering" or "IPO" means an offering of securities registered under the Securities Act of 1933, as amended (the "Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

14.	"Interested Fund Director" means a director of a Registered Fund who is an "interested person" of the Registered Fund within the meaning of Section 2(a)(19) of the 1940 Act.

15.	"Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

16.	"Related Security" means any option or futures contract to purchase or sell, and any security convertible into or exchangeable for, a security.

17.	"Reportable Account" means securities trading accounts and privately placed securities owned by Access Persons, their Immediate Family members or any other relative to whom the Access Person provides material support, and any other securities trading accounts in which the Access Person has direct or indirect Beneficial Ownership, or the power, directly or indirectly, to make investment decisions including accounts where the employee acts as custodian, trustee, executor, or in any similar capacity.

18.	"Reportable Fund" means:

a)	Any fund for which UBS AI serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act,

b)	Any fund whose investment adviser or principal underwriter controls UBS AI, is controlled by UBS AI, or is under common control with UBS AI; or

c)	Any fund that trades on the secondary market, such as exchange-traded-funds (ETFs)

19.	"Reportable Security" means any Security other than:

a)	Direct obligations of the Government of the United States (excluding agencies);

b)	Banker acceptances, bank certificates of deposit, commercial paper;

c)	Instruments that have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by Moody's or S&P;

d)	Shares issued by registered money market funds; and

e)	Shares issued by registered open-end investment companies, other than funds for which UBS or any of its affiliates serves as an investment adviser, sub-adviser, or principal underwriter ("Reportable Fund") and exchange-traded funds (ETFs) that trade on the secondary market.

20.	"Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participation and assignments), limited partnership interests, investment contracts and all derivative instruments, such as options and warrants.

21.	"Securities Transaction" means a purchase or sale of Securities.

22.	"Security held or to be acquired by a Fund" means:

a)	Any Reportable Security that, within the most recent 15 days, (i) is or has been held by a Fund, or (ii) is being or has been considered by a Fund or its investment adviser for purchase by the Fund,(3) and

b)	Any option or futures contract to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

23.	"Unaffiliated Interested Fund Director" means a director of a Fund who is an "interested person" of such Fund, within the meaning of Section 2(a)(19) of the 1940 Act, but who is not an "interested person" of the Adviser to such Fund under clauses (i) through (iv) of Section 2(a)(19) of the 1940 Act.

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3	A security is "being considered for purchase or sale" when a recommendation to purchase such security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

II.	Policies

A. Duties of Access Persons. Access Persons are personally responsible for assuring that their personal securities transactions are conducted in a manner that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility and is consistent with this Code. In addition, no Access Person will take inappropriate advantage of his or her position with the Funds.

B. Insider Trading. UBS AI has adopted a Policy Statement on Insider Trading (the "Policy Statement"), which is attached hereto. All Access Persons are required to read and familiarize themselves with their responsibilities under the Policy Statement and shall certify annually that they have read, understood and complied with the Policy Statement (Appendix D). The Compliance Officer shall maintain a copy of each executed certification.

C. Private Placements (including Limited Partnerships). Access Persons may not acquire direct or indirect Beneficial Ownership of any Private Placement without the prior written approval of the Compliance Officer, the UBS AI Department Head and the UBS Financial Services Inc. Compliance Department. Approval of Private Placements should take into account, among other factors, whether the investment opportunity should be reserved for the Funds, and whether the opportunity is being offered to an individual by virtue of his or her position with UBS AI.

D. Initial Public Offerings. Access Persons are not permitted to acquire direct or indirect ownership of securities in initial public offerings except as otherwise would be permitted by governing regulations. The prior approval of the Chief Compliance Officer, or designee, is required.

E. Outside Business Activities. Access Persons may not engage in any outside business activities without the prior written approval of their Manager and/or Department Head, and the UBS Financial Services Compliance Department.

Each Adviser shall describe this Codes of Ethics in Part II of its Form ADV and, upon request, furnish clients with a copy of this Code. All requests for this Code (including requests by investors in the Funds) shall be directed to the Chief Compliance Officer.

IV.	Reporting

Initial Reports. All Access Persons, except as otherwise provided below, must submit to the Compliance Officer an Initial Asset Certification form (Appendix A). The form must list each Reportable Security held as of the end of the most recent month in each Reportable Account, including book entry shares held at companies, broker/dealers, investment advisers or other institutions, and physically issued certificates held in a safe deposit box, at one's home, or in the trust department of a bank or trust company.

          The Initial Asset Certification must be submitted within 10 days after becoming an Access Person and the information disclosed must be current within 45 days. In the event that an Access Person held no Reportable Securities as of the reporting date, the report should so specify.

          Independent Fund Directors, who would be required to make a report solely by reason of being a Fund director, need not submit an initial holdings report under this section, but must submit to the Chief Compliance Officer, an Acknowledgement of Receipt of Code of Ethics, Policy on Insider Trading, and Code Procedures for Personal Investing, collectively the "Codes," for Independent Fund Directors (Appendix B).

Quarterly Reports. Independent Fund Directors and their Immediate Families are required to submit a Quarterly Securities Transaction Report (Appendix C) only if they knew, or in the ordinary course of fulfilling their official duties as a director of a Registered Fund should have known that a UBS AI Fund had traded the same security within the prior 15 days or would be trading the same security within the next 15 days. The Quarterly Securities Transaction Report must be submitted to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter.

          Access Persons (including Unaffiliated Interested Fund Directors) who are not Independent Directors need not submit a Quarterly Securities Transaction Report if the report would duplicate information contained in the monthly account statements received by the Compliance Officer or Chief Compliance Officer.

          Access Persons, including Interested Directors and Unaffiliated Interested Fund Directors who establish new accounts during the quarter are required to submit a Quarterly Securities Transaction Report (Appendix C-1).

Annual Reports. All Access Persons shall submit to the Compliance Officer annually (as of December 31st) an Annual Asset Certification and Certification of Compliance with the Code of Ethics, the Policy on Insider Trading and the Code Procedures for Personal Investing, collectively, the "Codes" (Appendix D). The form shall list all holdings of Reportable Securities in each Access Person's Reportable Account as of December 31 of the respective year. The Annual Asset Certification must be submitted no later than January 31st of each year.

           Independent Fund Directors shall submit to the Chief Compliance Officer, an Annual Acknowledgement by Independent Fund Directors of Compliance with the Code of Ethics, Policy on Insider Trading, and the Procedures for Personal Investing, collectively the "Codes" (Appendix D-1).

V.           Administration and Enforcement. AI is responsible for the administration and enforcement of this Code of Ethics. At least annually, the Advisers and the Registered Funds and their principal underwriters (as required by Rule 17j-1) will prepare a report to the Board of Directors of the Registered Funds that: (1) describes any issues arising under the Code since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations and (2) certifies that the Registered Funds, the Advisers or the principal underwriters of the Registered Funds (as applicable) have adopted procedures reasonably designed to prevent Access Persons (as defined in the Code) from violating the Code.

a)

All Access Persons must be presented with a copy of the Code and any amendments and are required to read the Code (and any amendments) and to acknowledge in writing that they have read, understood and agree to abide by the Code.

b)	All Access Persons are required to provide a list of all of his or her Reportable Accounts.
c)	Access Persons who violate the rules of the Code are subject to sanctions, which may include censure, suspension or termination of employment.
d)

Any information obtained from an Access Person shall be kept in strict confidence, except that reports of securities transactions pursuant hereto will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

e)

Nothing contained in this Code shall be interpreted as relieving any Reportable Account from acting in accordance with the provisions of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of Access Persons. All Access Persons must report promptly any violations of this Code to the Chief Compliance Officer or the Compliance Officer.

f)

If any Access Person has any questions with regard to the applicability of the provisions of the Code of Ethics generally or with regard to any securities transaction, he or she should consult with the Chief Compliance Officer or his/her designee.

g)

The Chief Compliance Officer may exempt any transaction from one or more trading prohibitions in writing under limited circumstances if the transaction is not inconsistent with the purpose of the Code of Ethics.

h)

The Compliance Officer (or designee) shall review all securities holdings reports and all securities transaction reports, or materials submitted in lieu thereof, and shall report material issues under this personal trading policy immediately to the Chief Compliance Officer.

VI.	Annual Review

             The Chief Compliance Officer will review the adequacy of this Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures. The Chief Compliance Officer, or his/her designee, will provide a written report, at least annually, to the Fund's Board summarizing:

• • • • •

Compliance with the Code for the period under review;
Violations of the Code for the period under review;
Sanctions imposed under the Code during the period under review;
Changes in policies and procedures recommended for the Code; and
Any other information requested by the Board.

VII.	Record-Keeping

             This Code of Ethics, a copy of each Securities Transaction Report, any written report issued hereunder by the Compliance Officer or the Chief Compliance Officer, and lists of all persons required to make reports hereunder shall be preserved with UBS AI's records for the period required by Rule 17j-1(f) and Rule 204-2(a)(12) & (13). UBS AI shall maintain the following records:

•	A copy of the Code and any Code of Ethics that has been in effect within the previous five years.
•

Any record of any violation of the Code and any action taken as a result of the violation. These records shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

•

A copy of each report made by an Access Person as required by the Code, including any information provided in lieu of the monthly reports. These records shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place.

•

A record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports. These records shall be maintained in an easily accessible place.

•	A copy of each decision to approve a Private Placement by an Access Person. These records must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

VIII.	Sanctions

             Any violation of the Code, the Procedures or Federal Securities Laws shall be subject to the imposition of sanctions as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1, Rule 204A-1 and the Code and the Procedures. Sanctions may include, but are not limited to, the cancellation of personal transactions and the disgorgement of any gain or absorption of any loss realized, the imposition of monetary penalties, or any other action deemed appropriate by the Chief Compliance Officer.

Adopted:	November 1998	February 9, 2006
Revised:	April 2000 July 2004 April 2005 August 1, 2005	February 1, 2007

Appendix A
ALTERNATIVE INVESTMENT GROUP INITIAL ASSET CERTIFICATION
FOR ACCESS PERSONS (Including Unaffiliated Interested Fund Directors)
As of _______________

                     Instructions:
                     1.        List all Reportable Securities held at the end of date indicated above in all Reportable Accounts and outside accounts in which you may be deemed to have Beneficial Ownership. This includes securities held at home, in safe deposit boxes, or by an issuer. You may satisfy this requirement by attaching a copy of your most recent account statement. Make sure to report any investments not listed on your account statement. You are deemed to have Beneficial Ownership of accounts of your immediate family members.
                     2.        You must submit this form within 10 days of you becoming an Access Person. The information provided herein must be no more than 45 days old.
                     3.        Write "none" if you owned no Reportable Security at the end of the date indicated above.

Name of Security	Account Number & Name of Broker- Dealer or Bank	No. of Shares or Principal Amount	Name of Account	Relationship (Self, Joint, etc)

Acknowledgement of Receipt of the Code of Ethics, the Policy on Insider Trading, and the Procedures for Personal Investing collectively, the "Codes."

I hereby certify that:
                     1.        I have received and read the Code of Ethics, the Policy on Insider Trading, and the Procedures for Personal Investing collectively, the "Codes" and agree to abide by their requirements in every respect and to not engage in conduct prohibited by the Codes.
                     2.        The securities I have provided above are all of the Reportable Securities in my Reportable Accounts, including individual securities not held in an Account, in which I may be deemed to have Beneficial Ownership.
                     3.        I will maintain all Reportable Accounts at UBS Financial Services except for accounts as to which the UBS Financial Services Compliance Department has provided written permission to maintain the account or except as otherwise applicable to me (Unaffiliated Interested Fund Directors).
                     4.        I will obtain prior approval for all Securities Transactions in each of my Reportable Accounts, except for transactions exempt from the pre-clearance requirement (not applicable to Unaffiliated Interested Fund Directors).
                     5.        I will arrange for the Compliance Officer or Chief Compliance Officer to receive duplicate copies of Reportable Account statements and confirmations for all Securities Transactions that are required to be reported under this Code.
                     6.        I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Procedures.

Date: ________________________

Print Name: ________________________	Signature : _____________________________

Appendix B

ACKNOWLEDGMENT BY INDEPENDENT FUND DIRECTORS OF RECEIPT OF CODE
OF ETHICS, THE POLICY ON INSIDER TRADING AND THE CODE
PROCEDURES FOR PERSONAL INVESTING (COLLECTIVELY, THE "CODES")

I acknowledge that:

                    1.        I have received the UBS Alternative Investment Group Codes and certify that I will comply with the provisions of the Codes applicable to Interested Fund Directors.

                    2.        I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Codes.

                    3.        I will, at all times, act in accordance with the Federal Securities Laws, including the requirement to not trade while in the possession of material non-public information.

Date: ________________________

Print Name: ________________________	Signature : _____________________________

Appendix C
QUARTERLY SECURITIES TRANSACTION REPORT
FOR INDEPENDENT FUND DIRECTORS
For the Quarter Ended ____________

Instructions
                     1.        List transactions in Reportable Securities held in any accounts where you may be deemed to have Beneficial Ownership, only if you knew at the time of the transaction, or in the ordinary course of fulfilling your Independent Director duties, you should have known, that during the 15 day period preceding your transaction or immediately following your transaction, the security was purchased or sold, or considered for purchase or sale by the Funds. You are deemed to have Beneficial Ownership of accounts of your immediate family members.

Name of Security	Trade Date & Transaction Type	Transaction Price & Number of Shares	Quantity (including principal amount)	Broker/Institution

Certifications:
I hereby certify that the information contained in this report is accurate and that I have listed all my transactions for the quarter indicated above, with respect to Reportable Securities where I may be deemed to have Beneficial Ownership.

Date: ________________________

Print Name: ________________________	Signature : _____________________________

Appendix C-1
QUARTERLY SECURITIES TRANSACTION REPORT
FOR ACCESS PERSONS (Including Unaffiliated Interested Fund Directors)
For the Quarter Ended ____________

Instructions
                     1.        List transactions in Reportable Securities held in any account that you might be deemed to have Beneficial Ownership as of the date indicated above, including securities held at home, in safe deposit boxes, or by an issuer. You need not submit this form if this report duplicates information contained in the monthly account statements received by the Compliance Officer or the Chief Compliance Officer. You are deemed to have Beneficial Ownership of accounts of your immediate family members.
                     2.        This form must be submitted within 30 days after the end of the calendar quarter if you are reporting transactions.

Name of Security	Trade Date & Transaction Type	Transaction Price & Number of Shares	Quantity (including principal amount)	Broker/Institution

Certifications:
I hereby certify that the information contained in this report is accurate and that I have listed, for the quarter above, all my transactions not presently included in any statement received by the Compliance Officer or in any new accounts I established during the quarter with respect to Reportable Securities where I may be deemed to have Beneficial Ownership.

Date: ________________________

Print Name: ________________________	Signature : _____________________________

Appendix D
ACCESS PERSONS' (Including Unaffiliated Interested Fund Directors) ANNUAL ASSET
CERTIFICATION & CERTIFICATION OF COMPLIANCE WITH THE CODE OF
ETHICS, THE POLICY ON INSIDER TRADING AND THE CODE PROCEDURES
FOR PERSONAL INVESTING (COLLECTIVELY, THE "CODES")
For the Year Ended ___________

Instructions:
          1.     List all Reportable Securities held at the end of date indicated above, in all Reportable Accounts, including outside accounts in which you may be deemed to have Beneficial Ownership. This includes securities held at home, in safe deposit boxes, or by an issuer. You may satisfy this requirement by attaching a copy of your most recent account statement. Make sure to report any investments not listed on your account statement. You are deemed to have Beneficial Ownership of accounts of your immediate family members.
          2.     Write "none" if you did not hold a Reportable Security at year-end.
          3.     You must submit this form no later than January 30, ______. The information provided herein must be no more than 45 days old.

Name of Security	Account Number & Name of Broker- Dealer or Bank	No. of Shares or Principal Amount	Name of Account	Relationship (Self, Joint, etc)

Certifications: I hereby certify that during the past year:

           1.     I fully disclosed all Reportable Securities in my Reportable Accounts (as defined in the Code);
          2.     I maintained all Reportable Accounts at UBS Financial Services Inc. except for accounts as to which the UBS Financial Services Compliance Department has provided written permission to maintain the account or except as otherwise applicable to me (Unaffiliated Interested Fund Director);
          3.      I obtained prior authorization, where applicable, for all personal securities transactions in each of my Reportable Accounts (not applicable to Unaffiliated Interested Fund Directors);
           4.     I arranged for the Compliance Officer or Chief Compliance Officer to receive duplicate copies of all Reportable Account statements, where applicable, and have reported all Reportable Securities Transactions in each of my Reportable Accounts; and
          5.     I received the Codes and any amendments to the Codes and complied with the requirements in all respects.

Date: ________________________

Print Name: ________________________	Signature : _____________________________

Appendix D-1

ANNUAL CERTIFICATION BY INDEPENDENT FUND DIRECTORS OF COMPLIANCE
WITH THE CODE OF ETHICS, THE POLICY ON INSIDER TRADING, AND THE CODE
PROCEDURES FOR PERSONAL INVESTING (COLLECTIVELY, THE "CODES")
For the Year Ended ___________

I certify that during the past year:

                    1.        I have complied with the Codes, as they apply to Independent Fund Directors, in all respects.

                    2.        I have at all times during the past year, acted in accordance with the Federal Securities Laws, including the requirement to not trade while in the possession of material non-public information.

Date: ________________________

Print Name: ________________________	Signature : _____________________________

THE UBS ALTERNATIVE INVESTMENT GROUP
PROCEDURES FOR PERSONAL INVESTING (the "Procedures")

I.  Policies and Procedures for Personal Investing. The UBS Alternative Investment Group ("UBS AI") has adopted a Code of Ethics (the "Code") and instituted these Procedures for Personal Investing (the "Procedures") to ensure that the Code of Ethics is not violated. The Procedures are designed to:

•	limit your ability to trade Reportable Securities at the same time as a Fund, if you participate in its management;
•	require you to pre-clear certain transactions in Reportable Securities and specify the process for obtaining that pre-clearance;
•	provide forms and instructions for reporting transactions and for pre-clearance of IPOs and private placements; and
•

require you to certify at least annually that you have conducted all personal transactions in Reportable Securities in accordance with this Code of Ethics and related UBS Alternative Investment Group procedures.

Access Persons' personal transactions under the Code and these Procedures will not insulate from scrutiny any trades that indicate an abuse of their fiduciary duties. Any questions concerning the Code or these Procedures should be addressed to the Chief Compliance Officer or the Compliance Officer.

UBS Financial Services has its own Code of Conduct which applies to every UBS Financial Services employee. To the extent the provisions of the Code and these Procedures are more restrictive and provided the employees of UBS Financial Services are also Access Persons of the Advisor, the more restrictive provisions will apply. It should also be noted that (1) investment recommendations and decisions made for certain of the Funds are made by directors, officers, members or employees of investment managers (the "Investment Managers") who are not associated with UBS Financial Services and (2) each Investment Manager has adopted its own code of ethics to govern any proprietary transactions by the Investment Manager and its associated persons.

Application of the Code of Ethics and these Procedures to Independent Fund Directors.
Independent Fund Directors are subject only to the trade reporting requirements specified in Section IV of the Code of Ethics, and to the requirement to act at all times in accordance with the Federal Securities Laws.

Application of the Code of Ethics and these Procedures to Unaffiliated Interested Fund Directors.
Unaffiliated Interested Fund Directors are subject only to the trade reporting requirements specified in Section IV of the Code of Ethics, and to the requirement to act at all times in accordance with the Federal Securities Laws. Except for the foregoing requirements, Unaffiliated Interested Fund Directors are not otherwise subject to the other provisions of the Code of Ethics or these Procedures.

II.  Prohibited Activities.

A.    "Scalping" or "Front-Running." Access Persons may not acquire or dispose of Beneficial Ownership of a security if such acquisition or disposition is based upon the employee's knowledge of actions being taken or being considered by any of the Funds. Examples of this type of prohibited conduct include:

a)   for personal gain, an Access Person uses knowledge of a future purchase of a security by a Fund or Client Account and buys the security or acquires direct or indirect Beneficial Ownership of the security before the Fund or Client Account buys the security; or

b)  for personal gain, an Access Person uses knowledge of a future sale (long or short) of a security by a Fund or Client Account and sells the security for any account with respect to which the Access Person is the direct or indirect Beneficial Owner before the Fund or Client Account sells the security.

B.    "Market Timing." Access Persons are prohibited from attempting to gain advantageous net asset values for Fund Shares by purchasing or redeeming such Fund Shares at times when they believe subsequent valuations will be made to their own advantage; e.g., the purchase of Fund Shares of a fund comprised of securities traded on markets which close earlier than the net asset value calculation time for the Fund Shares, when a significant event effecting the value of the securities has occurred subsequent to close of their markets but prior to the calculation of the net asset value of the Fund Shares.

C. Black-out Period.
                     i.        Access Persons are not permitted to effect personal securities transactions within seven calendar days (five rolling business days) before or after the purchase or sale (or the consideration of the purchase or sale) of the same securities (or equivalent securities) by any of the Funds.
                    ii.        Personal securities transactions that coincide with transactions for a Fund within the seven-day black-out period following the employee's personal trade will be reviewed to determine whether corrective action is necessary. (Note: For purposes of calculation of the seven-day period, the trade date is not included). Without limiting the generality of the foregoing, Access Persons may be required to sell a security that was purchased within seven calendar days of a Fund's transaction in the same (or equivalent) security and may be required to disgorge any profits made in connection with such transaction, even if the Access Person had no knowledge that the Fund would acquire such security during that seven-day period.

Exceptions to the Black-out Period. The blackout period described above (the "Black-out Period") shall not apply to:

•	Fund Shares;
•	Non-Reportable Securities;
•	Exempt Transactions;
•	De minimus Transactions;
•	Purchases or sales effected in any Access Persons' account which is managed on a discretionary basis by a third party advisor;
•	Transactions, including options or futures, in exchange-traded funds that track a broad-based securities index;
•	Any transaction on behalf of, or investment decisions in, the UBS Financial Services Savings Incentive Plan ("SIP");
•	The exercise of options on UBS stock that were received as compensation;
•	UBS stock transactions;
•	Auction Rate Securities

III.  Reportable Accounts

        Generally, all Access Persons' accounts that hold Reportable Securities must be maintained at UBS Financial Services. Trades in securities that require pre-clearance may be placed through your Financial Advisor after approval has been received. Access Persons may obtain approval from the Compliance Officer and the UBS Financial Services Compliance Department to maintain outside accounts with independent third party advisory firms where it is demonstrated that the Access Persons has no investment discretion. In the event such approval is granted, an Access Person is responsible for arranging for duplicate confirmations and monthly account statements to be sent directly to the Compliance Officer of UBS AI and the UBS Financial Services Compliance Department.

IV. Pre-Clearance of Personal Securities Transactions

        Access Persons must pre-clear all securities transactions in Reportable Securities. Pre-clearance approvals granted are only valid for the day the approval is granted (same day approval). Any trading by the Compliance Officer must be approved by the Chief Finance Officer of UBS AI or the Chief Compliance Officer.

Exceptions to the Pre-clearance requirement. The pre-clearance requirement will not apply to:
•	Exempt Transactions;
•	Non-Reportable Securities;
•	De minimis transactions;
•	Transactions, including options or futures, in exchange-traded funds that track a broad-based securities index;
•	Purchases or sales effected in any Access Persons' account which is managed on a discretionary basis by a third party advisor;
•	Any transaction on behalf of, or investment decisions in, the UBS Financial Services Savings Incentive Plan ("SIP");
•	The exercise of options on UBS stock that were received as compensation;
•	UBS stock transactions;
•	Transactions in the UBS PACE program;
•	Shares of registered, open-ended mutual funds; and
•	Auction Rate Securities.

IN SOME CASES, TRADES MAY BE REJECTED FOR A REASON THAT IS CONFIDENTIAL; THE COMPLIANCE OFFICER IS NOT REQUIRED TO GIVE ANY EXPLANATION FOR REFUSING TO AUTHORIZE A SECURITIES TRANSACTION.

Without limiting the generality of the foregoing, Access Persons may be required to continue to own a security, even if it is declining in value, until and unless the Compliance Officer permits the sale of such security.

V.  Procedures Applicable to Personnel of Investment Managers

        Members, directors, officers or employees of each Investment Manager shall adhere to the policies and procedures of the respective Investment Manager applicable to personal Securities Transactions by such persons. The Chief Compliance Officer or designee will obtain a copy of each Investment Manager's policies and procedures. In addition, members, directors, officers or employees of Investment Managers are prohibited from discussing the current investment transactions of the Funds for which they make investment decisions or recommendations with officers, directors and employees of the UBS Financial Services Alternative Investment Group or provide such persons with information as to Securities being considered for purchase or sale by the Funds, except as may be required in connection with providing services to the Fund.

        To enable the Advisers and the Directors of the Registered Funds to monitor compliance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and with the provisions of the Code of Ethics and these Procedures, the Compliance Officer shall obtain from each Investment Manager, no less than annually, (i) certification from the Investment Manager that its Access Persons have complied with the provisions of its Code of Ethics; and (ii) information regarding any detected violations of its Code of Ethics.

VI. Gifts, Gratuities (including Non-Cash Solicitations) & Political Contributions.

Gifts. On occasion, employees may be offered or may receive gifts from clients, brokers, vendors, or other persons affiliated or not affiliated with UBS. Gift-giving and business entertainment is heavily scrutinized by industry regulators and as such, employees are reminded that industry limitations and Firm policy limit the extent to which gifts, gratuities, business meals and entertainment may be given or accepted. Any conduct that could create the appearance of impropriety, pose a conflict of interest, a quid-pro-quo arrangement, or a violation of industry or Firm rules, must be avoided. Extraordinary or extravagant gifts are not permissible and must be declined or returned. Cash gifts, under all circumstances, are prohibited.

Generally, employees may only accept gifts if:

i)     The gift is tangible (meaning non-cash or certain cash equivalents such as gift cards or certificates that are not redeemable for cash);

ii.     The gift is not pre-conditioned on an action on your part (quid-pro-quo); and

iii)     The total value of all gifts received from any particular entity does not exceed $100.00 per employee per year. All gifts or gratuities reasonably valued at more than $100 (either alone or when aggregated with other gifts or gratuities received previously from the same source during the year) that are not acceptable under the Policy must immediately be reported to the Chief Compliance Officer and returned to the sender. Please note that for purposes of valuing a gift or gratuity, the face value is utilized.

For the complete guidelines regarding gift-giving and receiving, employees should consult the UBS Financial Services Inc. Gift, Gratuities and Entertainment Policy which can be found on Infonet/Business Support/Compliance/Frequently Requested Policies/Meetings, Gifts and Entertainment. All employees are expected to be familiar with the Firm's Policy and to adhere to it at all times.

Solicitation of Gifts. All solicitation of gifts or gratuities is strictly prohibited.

SRO or Government Officials. Access Persons may not, under any circumstances, give or sponsor any gift or entertainment event of any value for government officials or their families without the prior approval of the UBS Financial Services Legal Department.

Reputational Risk. Employees may never accept or give any gift or entertainment that may potentially cause the appearance of impropriety or cause negative publicity or embarrassment to the employee, the Firm, the Funds or any Client.

Political Contributions. Contributions of a political nature are highly scrutinized for inherent conflicts of interest. UBS Financial Services has a detailed policy regarding political contributions that all employees should be familiar with and adhere to. The Political Contributions and Activities Policy can be found on Infonet/Business Support/Compliance/Compliance Bulletin 02-15 (or any amendments thereto).

Adopted:	November 1998	February 9, 2006
Revised:	April 2000 July 2004 April 2005 August 1, 2005

UBS ALTERNATIVE INVESTMENT GROUP
POLICY ON INSIDER TRADING

I. Introduction: Scope and Coverage

UBS AI and the Advisers have established the following policy to aid in the prevention of "insider-trading" by educating employees so that they understand what constitutes insider trading and what the associated ramifications of insider trading are.

As a matter of policy, UBS AI strives to prevent its employees from unlawfully:

•	trading while in possession of material, non-public information ("inside information"),

•	communicating inside information to others for their use in trading ("tipping"), or

•	recommending securities based on inside information.

Insider trading is not only unethical; it is also illegal.

II. Summary of the Law of Insider Trading

The following is intended as a guide to help employees understand how to avoid insider trading.

Whether or not a particular action would constitute insider trading under the law requires a detailed analysis of the specific facts involved in a particular case. As an employee, you should understand the seriousness of insider trading. You should consult with the Chief Compliance Officer, Legal Officer or Compliance Officer (or designee) before you take any action that you believe may be considered insider trading under the law or if you are uncertain whether an action may be considered insider trading under the law.

The law concerning insider trading is continuously evolving. Generally, the law prohibits

•	Trading by any person, whether or not the person is an "insider" in the technical, legal sense, while in possession of insider information(4); and

•	Communicating inside information to other persons in breach of a duty of trust or confidence.

Key Concepts of Insider Trading. For purposes of the discussion, the term "tipping" will be used to include both communicating material, nonpublic information to others directly and indirectly through recommendations.

A. What Is Inside Information?

For information to be considered "inside" information, and therefore subject to the insider trading laws, it need not originate from within a company or even relate to its internal operations. If the information is considered "material" and "non-public," it is considered inside information under the law.

_________________

4 The term "insider" includes persons who, by virtue of their position or relationship with a company, owe a duty of loyalty and confidentiality. Examples of insiders include such classic insiders as officers and directors, as well as "quasi-insiders," such as outside lawyers and accountants whose duty of loyalty and confidentiality results from their employment relationship with the company. See Section II.C.1 of this Policy Statement, "Corporate Insiders," below.

B. When Is Information Material?
To be liable for trading on or tipping inside information, the information must be "material." Material information generally refers to information that a reasonable investor would be reasonably likely to consider important in making an investment decision; for instance, information that is likely to affect the price of a company's securities is material. Whether information is material depends on all the facts and circumstances. Employees should consider material information to include, among other things, information concerning fund holdings, fund strategies, dividend decisions, earnings estimates, changes in previously released earnings estimates, merger acquisition proposals or agreements, the sale of a division, developments concerning litigation, or regulatory investigations, liquidity problems, bankruptcy filings, important inventions or discoveries, and extraordinary management developments, such as the firing of a Chief Executive Officer. Information can be material even if it does not relate to a company's business.

           a. Who Is Under a Duty to Avoid Trading or Tipping?
Generally speaking, anyone who has material, non-public information has a duty not to trade on it or tip it to others for trading. Keep in mind that "tipping" includes not only directly communicating information, but also making recommendations to others based on it (even if the information is not directly disclosed). If an employee believes that he/she may be entitled to use material, non-public information that has come into his/her possession, either for him/her personally, a client, the firm, or some other person, he/she must seek guidance from the Chief Compliance Officer (or designee) before taking any action.

           i. Corporate Insiders
Corporate insiders are always under a duty to refrain from trading in the shares of their company while in possession of inside information or tipping such information to others for their trading purposes. The concept of "insider" is broad. It includes officers, directors, and employees of the issuer of the security being traded. It also includes "temporary insiders." A person can become a "temporary insider" of a company if he or she enters into a special confidential relationship with the issuer and, as a result, is given access to information solely for the issuer's purposes. Temporary insiders can include, among others, attorneys, accountants, consultants, investment bankers, and bank lending officers as well as employees of a company's major vendors or material business partners. For example, UBS AI could become a temporary insider of a company it invested in if the company went into bankruptcy and UBS AI was awarded a seat on its creditor's committee.

           ii. Tippees
People who receive inside information from others should consider themselves "tippees." "Tippees" have a duty to refrain from trading on or tipping inside information if they are aware or should have been aware that their insider sources violated a fiduciary duty in communicating the information to them. This means that if you receive inside information from a person at a company, you cannot trade securities of that company or tip the inside information to a third party.

In the "tippee" situation, the law deems an insider to have violated a fiduciary duty only if the insider personally benefits, directly or indirectly, from the disclosure. However, the concept of a personal benefit is broad. The tippee could be liable if the prosecution shows that the insider has received or will receive some direct compensation, or if the relationship between the insider and tippee suggests a quid pro quo or a pure gift to the tippee with no expectation of receiving anything in return.

There is no distinction between receiving inside information in a personal relationship as opposed to a professional relationship. The SEC takes the position that if you receive inside information in a confidential personal relationship, and subsequently tip the information or trade based on the inside information, then you have violated insider trading laws.

           iii. Other Outsiders
There are two other ways that non-insiders can acquire a duty to avoid trading or tipping non-public information:

•	The "misappropriation" theory. Under this theory, a person commits fraud in violation of federal securities laws (Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5) by "misappropriating" material nonpublic information for securities trading purposes, in breach of a duty of loyalty and confidence. Under the misappropriation theory, prosecutors can reach a wide variety of individuals who have no connection with the issuer of the securities being traded – it is not only about insiders anymore!

•	Trading on inside information in connection with a tender offer.(5) Even if you are not an insider or a tippee and do not possess "misappropriated" information, you may be prohibited from trading while in possession of the information (or tipping the information) if the information relates to a tender offer. The rule generally makes it unlawful for anyone who learns about a tender offer before its announcement to trade or tip others about the tender offer.

           iv. Possession v. Use
Unless you have been provided with guidance from Compliance or Legal to the contrary, you should assume that you may not trade while in possession of material, non-public information even if you believe that the information has not influenced your decision (in other words, even if you would have traded without having the information). The SEC has long argued that it is illegal for someone to trade while in possession of such information even if the trade is not made "on the basis of" the information (i.e., the information was not "used" for trading). Thus, for example, under the SEC's theory, if you have obtained inside information about a company after you already made a decision to buy its shares, you cannot trade. In fact, you should immediately cancel any unexecuted purchase order that was placed before you acquired the information.

The SEC has adopted Rule 10b5-1, which states the general principal that insider trading liability arises when a person trades while "aware" of material non-public information, with certain narrow exceptions.(6) For example, the exceptions cover situations when you entered into a binding contract to trade before coming into possession of inside information, or when you previously instructed another person to execute a trade for your account, or if you had adopted, and had previously adhered to, a written plan specifying certain purchases or sales of particular securities. The rule also provides an affirmative defense for purchases or sales that result from a written plan for trading securities that is designed to track or correspond to a market index, market segment or group of securities.

           v. Private Investments in Public Equities (PIPEs)
PIPE transactions involve investing privately with an issuer whose securities are publicly traded, usually at a 5% to 15% discount to the market price of the company's common stock. Due to the fact that PIPE transactions are not registered with the SEC, the issuers of such securities are required to obtain non-disclosure agreements from prospective investors in order to not violate Regulation FD (Full Disclosure), which prohibits the selective disclosure of material non-public information by public companies. Transactions in the public securities of PIPE issuers has come under heavy SEC scrutiny for illegal trading practices done while in the possession of non-public material information. Employees should be aware that knowledge of a PIPE offering by an issuer is often considered possession of material non-public information.

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5 Rule 14e-3 under the Exchange Act.
6 Selective Disclosure and Insider Trading, Securities Act Release No. 7881, Securities Exchange Act Release No. 43154, Investment Company Act Release No. 24599 (August 15, 2000).

C. Penalties and Remedies
The penalties for unlawful trading while aware of, in possession of, or communicating material, non-public information to others are severe, both for the individuals involved in such conduct, their employers, and "controlling persons" (i.e., persons who have the right to exercise control over the activities of others). A person can be subject to some or all of the penalties listed below even if he or she does not personally benefit from the violation. Penalties include:

Civil injunctions;

Disgorgement of profits;

Civil penalties for the persons' who committed the violation of up to $5 million or three times the amount of profit gained or loss avoided, whether or not the person actually benefited;

Civil penalties for the employer or other "controlling persons" of up to $25,000,000 or three times the amount of the profit gained or loss avoided; and

Criminal fines and jail sentences up to 20 years.

UBS AI and the Advisers will not tolerate any illegal conduct by its employees. If you violate these policies and procedures, you may be subject to internal disciplinary action, up to and including, censure, fine, suspension, restriction on activities, and immediate termination of your employment.

D. Identifying Inside Information
Before you buy or sell securities of a company about which you have potential inside information, either in connection with your duties at UBS AI or for your own account, you must resolve the following issues:

•	Is the information material? Is this information that an investor would consider important in making his/her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information non-public? To whom has this information been provided? Has the company released this information to shareholders? Has the information been effectively communicated to the marketplace by filings with regulatory bodies, or publications of Dow Jones, Reuters, The Wall Street Journal or other financial media?

If, after consideration of these factors, you believe that the information is material and non-public, or if you have any questions as to whether the information is material and non-public, you must:

•	report the matter immediately to the Chief Compliance Officer (or designee);

•	refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including Funds and Client Accounts;

•	refrain from communicating the information inside or outside UBS AI, other than to the Chief Compliance Officer (or designee); and

•

after the Chief Compliance Officer (or designee) has reviewed the issue, you will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and/or communicate the information.

The above restrictions do not apply to insightful analyses of available data or filings, observations or insights of economic trends or sales that are available but have been overlooked or misinterpreted by analysts.

E. Restricting Access to Material Non-Public Information
Employees may not communicate inside information to anyone, including persons within UBS AI, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing inside information should be sealed and access to computer files containing inside information should be restricted.
You are reminded not to disclose non-public information on Portfolio Holdings or Proxy Votes of UBS AI Funds to any person outside of UBS AI except as may be required during the normal course of business. NOTE: sharing such information within UBS AI should be shared with employees only on a strictly need-to-know basis.

F. Resolving Issues Concerning Insider Trading
If, after consideration of the items set forth above, you have any doubt as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, you must discuss the issue with the Chief Compliance Officer (or designee) before trading on or communicating the information to anyone.

G. Control Procedures

The role of the Chief Compliance Officer (or designee) of UBS AI is critical to the implementation and maintenance of this policy and procedure against "insider trading." To prevent "insider trading", the Chief Compliance Officer (or designee), should:

•	provide orientation to new employees regarding policies and procedures with respect to "insider trading";

•	answer questions regarding these policies and procedures;

•	resolve issues of whether information received by an Access Person is material and non-public;

•	review on a regular basis and update as necessary the Code of Ethics and related procedures;

•	review and either approve or disapprove, in writing, each request of an employee for clearance to trade in securities covered by the Code of Ethics; and

•	when it has been determined that an Access Person has material non-public information, implement measures to prevent dissemination of such information; and

•	restrict Access Persons from trading the securities.

H. Special Reports to Management
Promptly upon learning of an actual or potential violation of this Policy Statement, the Chief Compliance Officer (or designee) shall prepare and maintain in UBS AI's records a written report providing full details of the situation and any remedial action taken.